Exhibit 10.3

June [ ], 2024

[Name]
Address:

Dear Mr. [ ]:

Reference is made to that certain Desktop Metal, Inc. Severance Plan (the “Plan”) and that certain Participation Notice, dated May 13, 2023 (the “Agreement”), entered into by and between you and Desktop Metal, Inc. (the “Company”) pursuant to which you were designated as a “Participant” in the Plan. Unless otherwise specified, all capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Plan or the Agreement, as applicable.

As you may be aware, the Company intends to enter into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Nano Dimension Ltd., an Israeli company (“Buyer”), and [●], a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company and, as a result, the Company will become a wholly owned subsidiary of Buyer (the “Transaction”). It should be noted that the Transaction, if consummated, would be a “Change in Control” for purposes of the Plan.

In order to consummate the proposed Transaction, you, the Company and the Buyer have agreed to the following matters with respect to your continued employment with the Company following the closing of the Transaction, including certain changes to the Plan and your participation thereunder which shall apply solely in connection with, and conditioned upon the closing of, the Transaction and not with respect to any other Change in Control that may occur in the future. Specifically, you, the Company and the Buyer agree as follows:

1.

For purposes of determining whether there has been a “Qualifying Termination” under the Plan, “GoodReason” shall not include a material decrease in your authority, title, duties or areas of responsibility (“Change in Position”), therefore, if you terminate your employment with the Company, the Buyer or any affiliate thereof during the twelve months following the closing of the Transaction (the “Closing”) solely as a result of a Change in Position, you will not be entitled to any benefits under the Plan or otherwise, other than the Accrued Benefits. For the avoidance of doubt, except as set forth herein, the definition of “Good Reason” in the Plan shall remain unchanged.

2.

To the extent you continue to be employed by the Company, the Buyer or any affiliate thereof on the twelvemonth anniversary of the Closing, you will (i) receive a stay bonus equal to $240,000.00 and (ii) any unvested restricted stock units granted to you by the Buyer at or in connection with the Closing shall vest in full, in each case pursuant to the terms and conditions of a customary Stay Bonus Agreement to be entered into prior to the closing of the Transaction.

3.

For the avoidance of doubt, except as otherwise set forth herein, to the extent Buyer grants you a restricted stock unit award pursuant to the Merger Agreement (the “Replacement RSU Award”), such Replacement RSU Awards shall be subject to the accelerated vesting provisions set forth in the Plan in connection with any Change of Control which occurs subsequent to the Closing of the Transaction.

In all other respects, the Plan and your Agreement shall remain unchanged and all other provisions of the Plan and your Agreement shall remain in effect unless and until the Plan is amended or terminated pursuant to its terms.

Please note that, as stated above, the changes made to the Plan and your Agreement only apply with respect to this proposed Transaction and will not apply to any other Change in Control that may occur in the future.

Please sign below indicating your acknowledgment and acceptance of the agreements set forth hereunder, and then forward the executed copy to me as soon as possible but no later than [ ], 2024.

If you have any questions or concerns with regards to the foregoing, please feel free to contact me

Best Regards,

NANO DIMENSION LTD.

By:	/s/ Zivi Nedivi
Name:	Zivi Nedivi
Title:	President

Acknowledgement and Acceptance by Participant:

By:	/s/
Name: